Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES 2013 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Q4 2013 OVERVIEW
•	Revenue of $12.3 million compared to $12.7 million in Q4 2012.
•	Net loss of $162,000, or $0.01 per diluted share, compared to a net loss of $330,000, or $0.02 per diluted share, in Q4 2012.
•	EBITDA improves to $175,000 from EBITDA loss of $317,000 in Q4 2012.
At December 31, 2013
•	Total cash and equivalents of $15.6 million, or $0.87 per diluted share (at February 28, 2014, cash and equivalents totaled $20.8 million, or $1.16 per diluted share).
•	Working capital of $26.0 million.
•	$0 long-term debt.
•	Backlog of $38.0 million.

Sykesville, MD – March 26, 2014 - GSE Systems, Inc. ("GSE" or "the Company") (NYSE MKT: GVP), a global energy services solutions provider, today announced financial results for the fourth quarter ("Q4") and year ended December 31, 2013.

Jim Eberle, Chief Executive Officer of GSE, commented, "We continue to make progress at navigating a challenging business environment. Results in Q4 2013 reflected contributions from previously announced cost-saving initiatives and derivative gains. Our business development efforts continue in earnest, and we intend to add additional senior business development assets to accelerate this process.  During Q4 2013, we booked approximately $11.3 million of new orders, which followed $11.1 million of orders logged in Q3 2013.   Our business continues to be negatively impacted by delays in customers' decisions with respect to more than $21 million of potential orders. We expect to win a number of these awards during the year, some of which could be substantial in size, scope, and financial impact."

Mr. Eberle concluded, "We remain cautious in our approach and outlook, and are committed to effecting additional cost savings, as necessary.  We are particularly focused on diversifying our revenue base and solutions portfolio.  We expect to achieve these goals via a number of avenues, including strategic acquisitions. We are in various stages of discussions with potential acquisition opportunities, and are confident in our ability to consummate at least one material transaction during 2014."

Q4 2013 RESULTS
Q4 2013 revenue declined 3.2% to $12.3 million from $12.7 million in Q4 2012.  The reduction in revenue mainly reflects a $1.7 million decrease in fossil simulation revenue in Q4 2013. Fossil-fueled power utilities continue to delay capital improvement expenditures because of economic uncertainties regarding the continuing viability of coal-fired power plants in light of the low cost of natural gas and additional U.S. regulations contained in the Clean Air and Clean Water Acts.  Partially offsetting this decrease was a $1.1 million increase in revenue generated by the Company's Slovakia simulator project.
Gross profit in Q4 2013 was $3.6 million, or 29.5% of revenue, as compared to $4.3 million, or 33.2% of revenue, in Q4 2012.  The reduction in gross profit as a percent of revenue mainly reflects a significant reduction in Q4 revenue from our Swedish operations, which have historically generated up to 80% of their revenue from Japanese nuclear utility customers, coupled with a decline in their fossil revenue from German customers.  GSE downsized its Swedish operations in Q4 2013.
Operating loss for Q4 2013 was $0.5 million compared to an operating loss of $0.1 million in Q4 2012.
Gain on of derivatives was $0.5 million in Q4 2013, compared to a loss of $0.2 million in Q4 2012.
Provision for income taxes was $0.2 million in Q4 2013 as compared to a benefit of $0.2 million in Q4 2012.  The Q4 2013 provision mainly reflects the establishment of a full valuation allowance against the deferred tax asset of our Swedish operations.
The net loss for Q4 2013 was $0.2 million, or $0.01 per basic and diluted share, compared to a net loss of $0.3 million, or $0.02 per basic and diluted share, in the same period last year.
EBITDA (Earnings before interest, taxes, depreciation and amortization) for Q4 2013 was $0.2 million compared to an EBITDA loss of $0.3 million in Q4 2012.

Backlog at December 31, 2013 was $38.0 million compared to $51.9 million at December 31, 2012.

GSE's cash position at December 31, 2013 was $15.6 million, excluding $1.1 million of restricted cash, as compared to cash and equivalents of $17.6 million, excluding $2.2 million of restricted cash at September 30, 2013.  At December 31, 2013, the Company had an $8.8 million receivable from the Slovakian utility, $7.9 million of which was collected in Q1 2014.

2013 Overview
2013 revenue decreased 9.0% to $47.6 million from $52.2 million in 2012, reflecting the impact of $32.0 million of orders logged in 2013 as compared to $52.2 million of orders in 2012.  As an aftermath to the 2011 Fukushima earthquake and tsunami, the Japanese have shut down all of their nuclear reactors and the Germans have announced plans to shut down all of their nuclear reactors by 2022.  Accordingly, the Company has seen significant reductions in orders and revenue from nuclear customers in both Japan and Germany, two traditionally strong sources of revenue.  For the year ended December 31, 2013, revenue generated from nuclear simulation customers in Japan decreased by $4.2 million and revenue generated from nuclear simulation customers in Germany decreased by $1.6 million, as compared to the prior year.

In 2013, gross profit declined to $10.4 million, or 21.9% of revenue, from $17.7 million, or 33.9% of revenue, in 2012.  Gross profit in 2013 was negatively impacted by a one-time $2.2 million write-down of capitalized software development costs in Q2 2013; absent this charge, gross profit in 2013 would have been $12.6 million, or 26.5% of revenues.  Gross profit in 2013 was also impacted by a higher percentage of total revenue associated with the Slovakian project (24.2% in 2013 as compared to 6.5% in 2012), which has a substantially lower gross profit margin than GSE's normal gross profit margin due to an inordinate amount of hardware being supplied.  Lower EnVision product revenue in 2013, which has an overall gross profit that is substantially higher than GSE's normal gross profit margin, also contributed to the lower overall gross profit in 2013.

GSE recorded a one-time, non-cash goodwill impairment charge of $4.5 million in Q2 2013.

Operating loss was $10.7 million in 2013 compared to operating income of $2.0 million in 2012.

Net loss was $10.5 million, or $0.58 per diluted share, ub 2013 compared to a net income of $1.2 million, or $0.06 per diluted share, in 2012.

EBITDA loss was $3.1 million compared to EBITDA of $2.6 million in 2012.

CONFERENCE CALL
Management will host a conference call this afternoon at 4:30 pm Eastern Time to discuss Q4 results and other matters.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic) or
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/IC/CEPage.asp?ID=172528
ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a world leader in real-time high-fidelity simulation, providing a wide range of simulation, training and engineering solutions to the energy and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in St. Marys, Georgia; Madison, New Jersey; Cary, North Carolina; Chennai, India; Nyköping, Sweden; Stockton-on-Tees, UK; Glasgow, UK; and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Company Contact	The Equity Group Inc.
Jim Eberle	Devin Sullivan
Chief Executive Officer	Senior Vice President
GSE Systems, Inc.	(212) 836-9608
(410) 970-7950	dsullivan@equityny.com

Thomas Mei
Associate
(212) 836-9614
tmei@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	(unaudited)
	Three Months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Contract revenue	$12,262	$12,665	$47,562	$52,246
Cost of revenue	8,649	8,366	34,981	34,509
Write-down of capitalized software development costs	-	-	2,174	-

Gross profit	3,613	4,299	10,407	17,737

Selling, general and administrative	3,917	4,202	15,836	14,865
Goodwill impairment loss	-	-	4,462	-
Depreciation	136	156	570	562
Amortization of definited-lived intangible assets	52	78	207	313
Operating expenses	4,105	4,436	21,075	15,740

Operating income (loss)	(492)	(137)	(10,668)	1,997

Interest income, net	20	41	105	162
Gain (loss) on derivative instruments	486	(157)	265	(121)
Other expense, net	(7)	(257)	(67)	(175)

Income (loss) before income taxes	7	(510)	(10,365)	1,863

Provision (benefit) for income taxes	169	(180)	146	689

Net income (loss)	$(162)	$(330)	$(10,511)	$1,174

Basic income (loss) per common share	$(0.01)	$(0.02)	$(0.58)	$0.06
Diluted income (loss) per common share	$(0.01)	$(0.02)	$(0.58)	$0.06

Weighted average shares outstanding - Basic	17,905,977	18,346,965	18,150,915	18,383,564
Weighted average shares outstanding - Diluted	17,905,977	18,346,965	18,150,915	18,458,456

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected balance sheet data

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$15,643	$22,386
Restricted cash - current	45	743
Current assets	43,944	50,057
Long-term restricted cash	1,021	1,192
Total assets	48,827	62,564

Current liabilities	$17,953	$20,275
Long-term liabilities	487	1,459
Stockholders' equity	30,387	40,830

EBITDA Reconciliation

EBITDA is not a measure of financial performance under generally accepted accounting principles ("GAAP").  Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies.  This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.  A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three Months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income (loss)	$(162)	$(330)	$(10,511)	$1,174
Interest income, net	(20)	(41)	(105)	(162)
Provision (benefit) for income taxes	169	(180)	146	689
Write-down of capitalized software development costs	-	-	2,174	-
Depreciation and amortization	188	234	777	875
Goodwill impairment loss	-	-	4,462	-
EBITDA	$175	$(317)	$(3,057)	$2,576